Exhibit 23.4
CONSENT OF COUNSEL
We hereby consent to the references to us under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting part of the Registration Statement.

/s/ Crowell & Moring LLP
Crowell & Moring LLP
Washington, D.C.
September 11, 2007